SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Juniper Pharmaceuticals, Inc.

(Name of Subject Company)

Juniper Pharmaceuticals, Inc.

(Name of Person(s) Filing Statement)

Common Stock, par value $0.01 per Share

(Title of Class of Securities)

48203L107

(CUSIP Number of Class of Securities)

Alicia Secor

President and Chief Executive Officer

33 Arch Street

Suite 3110

Boston, Massachusetts, 02110

(617) 639-1500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

on Behalf of the Person(s) Filing Statement)

With copies to:

Stuart M. Cable

Michael H. Bison

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.03, 8.01 and 9.01 of the Current Report on Form 8-K filed by Juniper Pharmaceuticals, Inc. on July 3, 2018 (including all exhibits attached thereto) is incorporated herein by reference.